Exhibit (h)(1)

ADMINISTRATIVE AGENCY AGREEMENT

THIS AGREEMENT is made as of December 10, 2025, with an effective date of January 1, 2026, by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York, through a separately identifiable department, known as the Brown Brothers Harriman Mutual Fund Advisory Department (the "Administrator"), and BBH Trust a Delaware statutory Trust (the “Fund” on behalf of each series listed on Appendix A to this Agreement each a “Portfolio” and collectively, the "Portfolios") and registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (“the 1940 Act”).

WITNESSETH:

WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the 1940 Act;

WHEREAS, the Investment Company had previously entered into an agreement with Investment Adviser to provide investment advisory and administrative services to the Fund; and

WHEREAS, the Investment Company has entered into a separate agreement with the Investment Adviser to provide for the investment advisory services to the Fund; and

WHEREAS, the Fund desires to retain the Administrator to render certain services to the Fund and each Portfolio, and the Administrator is willing to render such services.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             Appointment of Administrator. The Fund hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2.             Delivery of Documents. The Fund will on a continuing basis provide the Administrator with:

2.1        properly certified or authenticated copies of resolutions of the Fund’s Board of Trustees authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

2.2        a copy of the Fund’s most recent registration statement;

2.3        copies of all agreements between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4        a copy of the Fund’s valuation procedures;

2.5        a copy of the Fund’s Declaration of Trust and By-laws;

2.6        any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Trustees) which relate to or affect the Administrator's performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7        copies of any and all amendments or supplements to the foregoing.

3.             Duties as Administrator. Subject to the general supervision of the Fund’s Board of Trustees, the Administrator shall administer or provide for the administration of all aspects of the operations of the Fund. In connection therewith, the Administrator shall have the following responsibilities with respect to the Investment Company:

(a)	furnish the Fund with adequate office facilities, utilities, office equipment and related services;

(b)	maintain the financial and accounting records required to be maintained for each Portfolio (including those records maintained by each Portfolio's custodian);

(c)	furnish the Fund and each Portfolio with ordinary clerical, bookkeeping and recordkeeping services;

(d)	arrange, but not pay for, the preparation for each Portfolio of all required tax returns and reports to its shareholders and the Securities and Exchange Commission (the “Commission”) and the periodic updating of each Portfolio's Prospectus; and

(e)	oversee the performance of administrative and professional services to the Fund and each Portfolio, whether by the Administrator or by others, including each Fund's custodian, transfer agent and shareholder servicing agent.

The Administrator may subcontract for the performance of its obligations hereunder with any one or more persons, including one or more affiliates of the Administrator; provided, however, that the Administrator shall not enter into any such subcontract unless the Trustees shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted, and provided, further that unless the Fund otherwise expressly agrees in writing, the Administrator shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it would be for its own acts or omissions. If permitted by any sub-administration agreement between any entity with whom the Administrator has subcontracted its performance, the sub-administrator may authorize and permit any of its directors, officers and employees who may be elected as officers of the Fund to serve in the capacities in which they are elected and the sub-administrator will pay the salaries of all personnel of the Fund who are affiliated with the sub-administrator.

4.             Duties of the Fund. The Fund shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement. The Fund agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”). For purposes of this subsection, and in connection with all applicable KYC Requirements, the Fund and each Portfolio is the “client” or “customer” of the Administrator. The Fund further represents that it will perform all obligations required under applicable KYC Requirements with respect to its “customers” (as defined in the KYC Requirements) and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

5.             Instructions.

5.1        The Administrator shall not be liable for, and shall be indemnified by the Fund against, any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Fund (“Authorized Persons”) is attached hereto as Appendix B and upon which the Administrator may rely until its receipt of notification to the contrary by the Fund.

5.2        Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Trustees of the Fund shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Fund.

5.3        Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4        With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund's Instruction to the Administrator to act or to omit to act.

5.5        Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Administrator.)

6.             Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7.             Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8.            General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D).

8.1        The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

8.1.1     any Sovereign Event. A "Sovereign Event" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator's reasonable control;

8.1.2     any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3     any provision of any order or judgment of any court of competent jurisdiction.

8.1.4      a fire, flood, earthquake, other elements of nature or acts of God;

8.1.5      any epidemic, pandemic, public health emergency (including but not limited to COVID-19), or any corporate or governmental order or requirement relating thereto; and

8.1.6      any other causes or events beyond the Administrator’s reasonable control, regardless of whether such causes are events are foreseeable or are of a nature or type described above.

8.2        The Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Administrator’s willful malfeasance, bad faith or negligence in the performance of such Administrator’s obligations and duties.

8.3        The Administrator shall not be liable for any damages arising out of any misstatement or omission in the Fund’s registration statement, prospectus, shareholder report, offering document or other information filed or made public by the Fund or ALPS Distributors, Inc. (the “Distributor”).

8.4        In no event and under no circumstances shall the Administrator be held liable for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator has been advised of the possibility of such damages or losses.

9.             Indemnification. The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any third party claim, demand, action or suit, in connection with or arising out of performance of the Administrator’s obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties. The provisions of this Section 10 shall survive the termination of this Agreement.

10.           Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.

The Administrator may consult with its counsel or the Fund's counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund's counsel.

The Administrator may consult with a certified public accountant or the Fund's Treasurer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund's Treasurer.

11.           Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section.

11.1      This Agreement shall have an initial term of one (1) year from the date hereof. Either party may terminate this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or upon thirty (30) days written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all reasonable costs and expenses associated with any required systems, facilities, procedures, personnel, and other resourced modifications as well as the movement of any records or materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

11.2.     Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. If such request is provided in writing by the Fund to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

12.           Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any Regulatory Authority, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

13.           Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

14.           Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

15.           Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

16.           Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the State of New York in the City of New York and the federal courts located in the Southern District of New York. The Fund irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

19.           Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at 140 Broadway, New York, NY 10005, Attention: BBH Mutual Funds Advisory Department or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 140 Broadway, New York, NY 10005, Attention: Funds Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20.           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21.           Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

22.           Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23.           Authorization. The Fund hereby represents and warrants that the Fund’s Board of Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement, Appendices A, B and C, and the fee schedule hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO. , through a separately identifiable department, known as the Brown Brothers Harriman Mutual Fund Advisory Department

By:	/s/ Daniel Greifenkamp
Name:	Daniel Greifenkamp
Title:	President
Date:	12/10/2025

BBH Trust

By:	/s/ Charles Scheiber
Name:	Charles Scheiber
Title:	Vice President
Date:	12/10/2025

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of December 10, 2025

The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of January 1, 2026:

BBH Select Large Cap ETF

BBH Select Mid Cap ETF

BBH Partner Fund – International Equity

BBH Limited Duration Fund

BBH Income Fund

BBH Intermediate Municipal Bond Fund

BBH U.S. Government Money Market Fund

BBH Trust

By:	/s/ Charles Schreiber
Name:	Charles Schreiber
Title:	Vice President
Date:	December 10, 2025

APPENDIX B

ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

Daniel Greifenkamp, President

Amy Kirkpatrick, Vice President

Declan Coyne, Treasurer

Crystal Cheung, Assistant Treasurer

BBH Trust

By:	/s/ Charles Schreiber
Name:	Charles Schreiber
Title:	Vice President
Date:	December 10, 2025

APPENDIX C TO

ADMINISTRATIVE AGENCY AGREEMENT

AUTHORISED SOURCES

The Investment Manager and Fund hereby acknowledge that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH

BLOOMBERG

RUSSELL/MELLON

FUND MANAGERS / CLIENT DIRECTED

INTERCONTINENTAL EXCHANGE (“ICE”)

REPUTABLE BROKERS

REFINITIV

SUBCUSTODIAN BANKS

SIX FINANCIAL

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

STAT PRO

MORGAN STANLEY CAPITAL INTERNATIONAL

WALL STREET OFFICE*

PRICING DIRECT

IHS MARKIT

SUPER DERIVATIVES

S&P

DOW JONES

JP MORGAN

SQX (SECURITIES QUOTE EXCHANGE)

BARCLAYS

FITCH SOLUTIONS

MOODYS

FORD EQUITY RESEARCH

FTSE GROUP

INVESTMENT TECHNOLOGY GROUP (ITG)

WM COMPANY

WOLTERS KLUWER FINANCIAL SERVICES

DEPOSITORIES (DTC, EUROCLEAR, ETC)

CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)

OeKB

CITIGROUP INDEX LLC

MORNINGSTAR INC.

*	By using Wall Street Office (“WSO”) as an authorized information source, the Investment Manager and Fund are each authorizing the Administrator to share confidential information regarding bank loan transactions with WSO. Investment Manager and Fund each acknowledge and agree that, while WSO must maintain such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services.

BBH Trust

By:	/s/ Charles Schreiber
Name:	Charles Schreiber
Title:	Vice President
Date:	December 10, 2025

Fee Schedule

Each Portfolio shall pay the following Administrative Services fee rate (as percentage of average daily net assets):

0.03%

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